EXHIBIT 2.1


                               PURCHASE AGREEMENT

                                 by and between

                               NATIONAL COAL CORP.

                                       AND

                           MANN STEEL PRODUCTS, INC.,

                                       AND

                                FRANK C. MANN, II

                                       AND

                                 WILLIAM T. MANN


                                  JUNE 18, 2007


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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE  1      DEFINITIONS ...................................................1
         1.1       DEFINITIONS ................................................1
         1.2       RULES OF INTERPRETATION ....................................6

ARTICLE  2      PURCHASE AND SALE OF STOCK ....................................7
         2.1       PURCHASE AND SALE OF STOCK .................................7
         2.2       TRANSFERRED ASSETS .........................................8
         2.3       NON-ASSIGNMENT OF ASSETS ...................................8
         2.4       AMOUNTS HELD IN TRUST ......................................8
         2.5       TRANSFER TAXES .............................................8
         2.6       WORKING CAPITAL ADJUSTMENT .................................9
         2.7       CORPORATE INDEBTEDNESS .....................................9

ARTICLE  3      PURCHASE PRICE; CLOSING AND DELIVERIES ........................9
         3.1       CLOSING ....................................................9
         3.2       SELLER'S DELIVERIES ........................................9
         3.3       SELLER'S DELIVERIES .......................................10

ARTICLE  4      REPRESENTATIONS AND WARRANTIES OF THE SELLER .................10
         4.1       ORGANIZATION ..............................................10
         4.2       AUTHORIZATION AND VALIDITY ................................10
         4.3       NO CONFLICT OR VIOLATION ..................................11
         4.4       CONSENTS AND APPROVALS ....................................11
         4.5       COMPLIANCE WITH LAW .......................................11
         4.6       LITIGATION ................................................11
         4.7       DISPUTES ..................................................11
         4.8       TITLE .....................................................12
         4.9       PERSONAL PROPERTY USED IN THE BUSINESS ....................12
         4.10      CONTRACTS AND LEASES ......................................12
         4.11      RENEGOTIATIONS ............................................12
         4.12      EQUIPMENT LEASES ..........................................12
         4.13      TAX RETURNS ...............................................12
         4.14      LABOR MATTERS .............................................12


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         4.15      FINANCIAL ADVISORS ........................................13
         4.16      REAL PROPERTY .............................................13
         4.17      ENVIRONMENTAL MATTERS .....................................14
         4.18      RESERVES ..................................................15
         4.19      PERMITTING ................................................15
         4.20      DISTANCE AND POST-MINING LAND USE WAIVERS .................15
         4.21      ADVERSE EVENTS OR CIRCUMSTANCES ...........................15
         4.22      FINANCIAL STATEMENTS ......................................15
         4.23      NO UNDISCLOSED LIABILITIES ................................16
         4.24      DISCLOSURE ................................................16
         4.25      RELATIONSHIPS WITH RELATED PERSONS ........................16
         4.26      EMPLOYEE TERMINATIONS .....................................16
         4.27      INSURANCE .................................................16

ARTICLE  5      REPRESENTATIONS AND WARRANTIES OF THE BUYER ..................16
         5.1       ORGANIZATION ..............................................16
         5.2       AUTHORIZATION AND VALIDITY ................................16
         5.3       CONSENTS AND APPROVALS ....................................17
         5.4       NO CONFLICT OR VIOLATION ..................................17
         5.5       FINANCIAL ADVISORS ........................................17
         5.6       PERMITTING ................................................17

ARTICLE  6      SURVIVAL OF REPRESENTATION AND WARRANTIES ....................17
         6.1       SURVIVAL OF REPRESENTATIONS AND WARRANTIES ................17

ARTICLE  7      CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES ...............18
         7.1       CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER .........18
         7.2       CONDITIONS TO EACH PARTY'S OBLIGATIONS ....................19

ARTICLE  8      COVENANTS ....................................................20
         8.1       COVENANTS OF SELLER .......................................20
         8.2       COVENANTS OF BUYER ........................................21
         8.3       COVENANTS OF THE PARTIES ..................................23

ARTICLE  9      EMPLOYEES ....................................................25
         9.1       EMPLOYEE RECORDS ..........................................25
         9.2       PAYMENTS TO CERTAIN EMPLOYEES .............................25

ARTICLE  10     INDEMNIFICATION...............................................25


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         10.1      SURVIVAL ..................................................25
         10.2      INDEMNIFICATION BY THE OWNERS .............................25
         10.3      INDEMNIFICATION BY THE BUYER ..............................26
         10.4      CLAIMS ....................................................27
         10.5      BASKET ....................................................27

ARTICLE  11     TERMINATION...................................................28
         11.1      TERMINATION ...............................................28
         11.2      EFFECT OF TERMINATION; REMEDIES ...........................28
         11.3      EXPENSE REIMBURSEMENT .....................................28
         11.4      EARNEST MONEY DEPOSIT .....................................29

ARTICLE  12     MISCELLANEOUS ................................................29
         12.1      EXPENSES ..................................................29
         12.2      NOTICES ...................................................29
         12.3      AMENDMENTS ................................................30
         12.4      WAIVER ....................................................31
         12.5      HEADINGS ..................................................31
         12.6      ASSIGNMENT ................................................31
         12.7      PARTIES IN INTEREST .......................................31
         12.8      COUNTERPARTS ..............................................31
         12.9      SEVERABILITY ..............................................31
         12.10     ENTIRE AGREEMENT ..........................................32
         12.11     GOVERNING LAW .............................................32


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                               PURCHASE AGREEMENT

         This is an Purchase Agreement (this "Agreement"), dated as of June 18, 2007, by and between National Coal Corp., a Florida corporation, (the "Buyer") and Mann Steel Products, Inc., an Alabama corporation, (the "Corporation"), and Frank C. Mann, II and William T. Mann (collectively, the "Owners") (the Corporation and the Owners collectively the "Seller").

                                    RECITALS

         A. The Corporation is engaged in the business of mining coal and activities directly or indirectly relating thereto.

         B. The Owners desire to sell to the Buyer all right, title and interest of the Owners in and to the Stock of the Corporation, being all of the issued, outstanding Stock of the Corporation, along with the retention by the
Corporation of all the Corporate Assets (defined below), and except the Transferred Assets (defined below), for the consideration and upon the terms and conditions hereinafter set forth.

         C. The Buyer desires to purchase the Corporate Stock with the Corporation retaining the Corporate Assets (other than the Transferred Assets) and the Corporate Liabilities (defined below) from the Seller, and the Seller desires to sell, convey, assign and transfer to the Buyer, the Corporate Stock with the Corporation retaining the Corporate Assets (other than the Transferred Assets) and the Corporate Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 DEFINITIONS. As used herein, the following terms have the meanings set forth below:

                   "Accounts Receivable" means all accounts receivable and the right to payment from customers of the Seller and the full benefit of all security for such accounts or debts including all accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers.

                  "Affiliate" means, with respect to a specific Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract or otherwise.

                  "Black Lung Liabilities" shall mean any Liability or benefit obligations related to black lung claims and benefits under the Black Lung Benefits Act of 1972, 30 U.S.C. ss.ss. 901 et


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SEQ.,  the Federal Mine Safety and Health Act of 1977, 30 U.S.C.  ss.ss.  801 ET
SEQ_, the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title 11, 95 Stat. 1643, in each case as amended, if applicable, and occupational pneumoconiosis, silicosis or other lung disease liabilities and benefits arising under state law or regulation or any other Federal law or regulation now or hereafter in existence.

                  "Business" shall mean the business of the Corporation in exploring for, mining, loading and shipping coal from the Real Property.

                  "Business Days" means any day other than a Saturday, Sunday or other day on which national or state banking associations are required or permitted by law to be closed in Alabama.

                  "Claim" means any written action, suit, Proceeding, hearing, investigation, litigation, charge, complaint, claim, or demand.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Corporate Liabilities" means Liabilities of the Corporation, including any and all accrued liabilities due to be paid in the future, listed on Schedule 4.23, and which Schedule 4.23 shall be updated weekly and on the day before the Closing and provided to the Buyer.

                  "Davis Creek Property" means the property subject to that certain Coal Mining Lease dated February, 2005 between United States Steel Corporation and Mann Steel Products, Inc and that certain Coal Mining Lease dated April, 2005 between RGGS Land and Minerals Ltd., L.P. and Mann Steel Products, Inc.

                  "Employees" mean the employees of the Corporation at the date of the Closing.

                  "Environmental Law" means any applicable federal, state or local law, statute, rule, regulation or ordinance relating to the regulation, pollution, preservation or protection of human health, safety, the environment, or natural resources or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, Hazardous Materials or wastes into the environment (including ambient air, soil surface water, ground water, wetlands, land or subsurface strata), including, but not limited to, common law claims such as nuisance, negligence and trespass.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "GAAP" means generally accepted accounting principles, consistently applied.

                  "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.


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                  "Hazardous   Materials"   means  (a)  petroleum  or  petroleum
products, fractions, derivatives or additives, natural or synthetic gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas; (b) any substances defined as or included in the definition of "hazardous
wastes,"  "hazardous   materials,"   "extremely  hazardous  wastes,"  "extremely
hazardous substances," "restricted hazardous wastes," "toxic substances," toxic chemicals or "toxic pollutants," "contaminants" or "pollutants" or words of
similar  import  under  any  Environmental   Law;  (c)  radioactive   materials,
substances and waste, and radiation; and (d) any other substance exposure to which is regulated under any Environmental Law.

                  "Indebtedness" of any Person means any obligations of such Person, whether or not contingent, (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services, other than trade payables incurred in the ordinary course of business, (d) under capital leases, and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

                  "Knowledge" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, provided that, with respect to Seller, Seller will be deemed to have "Knowledge" of a particular fact or other matter, if any officer or director of the Corporation, the geologist, or the mine superintendent at each of the Corporation's mines is actually aware of such fact or other matter.

                  "Laws"   means  all  laws,   statutes,   rules,   regulations,
ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority and includes, without limitation, all Environmental Laws.

                  "Liabilities" means all Indebtedness, obligations, claims and other liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise or whether due or to become due.

                  "Liens" means any mortgage, pledge, assessment, security interest, lease, judgment lien, tax lien, mechanic's lien, materialman's lien, other lien, adverse Claim, levy, charge, Option, right of first refusal, charge, debenture, indenture, deed of trust, right-of-way, restriction, encroachment, license, lease, security agreement, or other encumbrance of any kind, and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

                  "Loss" means any loss, Claim, damage, liability or expense (including reasonable attorneys' fees).

                  "Material Adverse Effect" means (a) an adverse effect on the validity or enforceability of this Agreement or any of the Related Agreements in any material respect, (b) an adverse effect on the condition (financial or other), business, assets, results of operations, ability to conduct business or properties of the Seller or the Buyer (as applicable), or the Corporate Assets, taken as a whole, in any material respect, or (c) an impairment of the ability of the Seller


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or the Buyer (as applicable) to fulfill its obligations  under this Agreement or any of the Related Agreements in any material respect.

                  "Mining Title" means a leasehold interest in all or an undivided interest in surface and/or coal together with no less than those real properties, easements, licenses, privileges, rights, and appurtenances as are necessary to mine, remove, process, and transport coal in the manner presently conducted.

                  "Non-Competition Agreements" means Non-competition Agreements to be entered into with each Owner in Form satisfactory to the parties pursuant to which each Owner will agree that for a period of five years from the date hereof, such Owner shall not directly or indirectly own, operate or be an employee of a coal mine or coal mining business in the State of Alabama; provided, however, that either Owner may be an employee or consultant to the Buyer. The form of Non-Competition Agreement shall be added as Exhibit A hereto on or before June 30, 2007.

                  "Non-Reclamation Environmental Laws" means any Environmental Law other than (i) the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. 1201 et seq., as amended ("SMCRA") and (ii) any applicable Alabama state statute existing or adopted to implement and enforce SMCRA and the federal and state regulations promulgated thereunder.

                  "Non-Reclamation Environmental Liabilities" means Liabilities arising from any Environmental Law other than under the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. ss. 1201 ET SEQ., as amended ("SMCRA"), and any applicable Alabama state statue existing or adopted to implement and enforce SMCRA, and the federal and state regulations promulgated thereunder.

                  "Non-Reclamation Permit" means any Permit issued to Seller under authority of any law or regulation other than SMCRA or its Alabama state law equivalent and the regulations promulgated thereunder.

                  "Order" means any writ, judgment, decree, injunction, or similar order of any Governmental Authority, in each such case whether preliminary or final.

                  "Permit" means any permit, approval, certificate, registration, license or other authorization required under any law or regulation to operate the Business, other than the Excluded Permits (as hereafter defined).

                  "Permitted  Lien"  means  any Lien  (a)  which  is  listed  on
Schedule 1.1(a); (b) created by the Buyer; (c) in favor of lessors of any Purchased Asset to secure payment of rentals or royalties; (d) constituting easements, rights-of-way, restrictions or minor defects or irregularities in title incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses or restrictions on the use of the Real Property or minor imperfections in title thereto, none of which individually or in the aggregate will have a Material Adverse Effect on mining operations on the Real Property; (e) imposed by any Governmental Authority for Taxes, assessments, or charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Corporation in accordance with GAAP; (f) imposed by Law which was incurred


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in  the  ordinary  course  of  business,  such  as  carriers',  warehousemen's', landlords', and mechanics' Liens and other similar Liens arising in the ordinary course of business, none of which individually or in the aggregate will have a Material Adverse Effect on mining operations on the Real Property; (g) pursuant to a pledge or deposit under workers' compensation, unemployment insurance, or other social security legislation or securing the liability to insurance carriers; (h) pursuant to a pledge or deposit to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business; (i) consisting of rights and easements of owners of undivided interests in any Real Property where the Corporation owns less than 100% of the fee interest; (j) consisting of rights and interests of owners of interests in the surface of any Real Property where the Corporation does not own or lease such surface interest; (k) of lessees of minerals other than coal (including oil and gas) where the Corporation does not own or lease such other minerals; (1) consisting of rights of others to subjacent or lateral support and absence of subsidence rights; (m) consisting of obligations or duties affecting any property of the Corporation to any municipality or public authority with respect to any franchise, grant, license, or permit, none of which individually or in the aggregate will have a Material Adverse Effect on mining operations on the Real Property; and (n) constituting any extension, renewal, or replacement of the foregoing.

                  "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, entity, trust, union, association or Governmental Authority.

                  "Proceeding" means any action, suit, proceeding, arbitration, investigation or audit, whether or not by any Governmental Authority.

                  "Related Agreements" means (a) the Non-Competition Agreements and (b) any other agreement, certificate or similar document to be executed by any party hereto as required by this Agreement.

                  "Related Person" means, with respect to a specific Person, any
officer,   director,    manager,    employee,   agent,   shareholder,    member,
representative, successor or assign of such Person.

                  "Release" means any release,  issuance,  disposal,  discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through the air, soil, surface water, ground water or property other than as specifically authorized by and in compliance with all Environmental Laws and Environmental Permits.

                  "Taxes" means any and all taxes, fees, levies, duties, tariffs, import and other charges, imposed by any taxing authority, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, shall include net income alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, transfer, recording, escheat, withholding, payroll, employment, excise, severance, stamp, occupation,


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premium, property,  windfall profit,  environmental,  custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever.

                  "Tax Returns" means all federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, and information returns or statements, and any amendments thereof (including, without limitation, any related or supporting information or Schedule attached thereto) required to be filed with any Taxing authority in connection with any Tax or Taxes.

         1.2      RULES OF INTERPRETATION.

                  (a) The singular includes the plural and the plural includes the singular.

                  (b)      The word "or" is not exclusive.

                  (c) A reference to a Person includes its permitted successors and permitted assigns. (d) The words "include," "includes" and "including" are not limiting.

                  (e) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. To the extent that any disclosure set forth in any particular Schedule hereto is applicable to the disclosure required to be made in any other Schedule hereto, such disclosure shall for purposes of this Agreement be deemed to be made on all relevant Schedules.

                  (f)      References to any  document,  instrument or agreement
(a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

                  (g) The words "hereof," "herein" and "hereunder" and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

                  (h) References to "days" shall mean calendar days, unless the term "Business Days" shall be used.

                  (i) This Agreement is the result of negotiations among, and has been reviewed by the parties hereto; accordingly, this Agreement shall be deemed to be the product of all of the parties, and no ambiguity shall be construed in favor of or against any party.


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                                    ARTICLE 2
                           PURCHASE AND SALE OF STOCK

         2.1 PURCHASE AND SALE OF STOCK. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Owners shall sell, assign, transfer and convey to the Buyer and the Buyer shall purchase, acquire, and accept from the Owners the Owners' Stock in the Corporation (the "Corporate Stock"), and being all of the issued, outstanding stock of the Corporation; the Corporation shall retain all of the Corporation's right, title, and interest in and to all of its assets (the "Corporate Assets"), not herein otherwise transferred, including but not limited to the following assets:

                  (a) the leased real property identified on Schedule 2.1(a) including the Corporation's Alabama mines (the "Real Property") and all leases related thereto ( the "Real Property Leases"), all of such Real Property being shown on the maps attached as collective Schedule 4.16(b);

                  (b) the machinery, equipment, furniture, fixtures, vehicles, tools, supplies, improvements and other tangible personal property, having a per item value of not less than ONE THOUSAND ($1000.00) DOLLARS, owned by the Corporation and identified on Schedule 2.1(b) (the "Owned Equipment") and, to the extent transferable, all rights of the Corporation to warranties and licenses received from manufacturers for the Owned Equipment;

                  (c) the machinery, equipment, furniture, fixtures, vehicles, tools, supplies, improvements and other tangible personal property, if any, having a per item value of not less than ONE THOUSAND ($1,000.00) DOLLARS, which is leased by the Corporation and identified on Schedule 2.1(c)(i) (the "Leased Equipment", and collectively with the Owned Equipment, the "Equipment") and, to the extent transferable, all rights of the Corporation to warranties and licenses received from manufacturers and lessors of the Leased Equipment. The Leased Equipment is leased under the equipment leases identified on Schedule 2.1(c)(ii) (the "Equipment Leases" and together with the Real Property Leases, the "Leases");

                  (d) all of the Corporation's Permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with or issued by any Governmental Authority, which have been issued or granted to or are owned, used or held by the Seller in connection with the Business and the Real Property and all pending applications therefore, to the extent transfer is permitted by law, all of which Permits are listed on Schedule 2.1(d);

                  (e) all rights and interests of the Corporation in, to and under the contracts, including but not limited to the coal supply contracts (the "Contract(s)") which are listed on Schedule 2.1(e) hereto and all accounts receivable due therefrom;

                  (f) all stockpiled coal inventory, pit inventory and coal located on the Real Property, at any loadout facility, and in transit under any Contract as of the Closing, [as determined by a survey conducted on the day before the Closing] (the "Stockpile and Pit Inventory");


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                  (g)      all maps, reserve studies,  engineering reports, core
hole and exploration data, title reports and opinions, mine projections, and all other books, records, files and other documentation and written materials
relating  to  the  business  of  the  Corporation  and  Corporate   Assets  (the
"Records");

                  (h) all Real Property, Equipment and other assets of every kind and nature used by Seller in the mining business or acquired by Seller for use in the business of the Corporation or associated therewith; and

                  (i) all accounts of whatever nature, including but not limited to operation accounts, deposits, trusts accounts, payroll accounts, certificates of deposit, escrow accounts, letters of credit, and prepaid items or accounts, used in the operation of the business of the Corporation, all of which are listed in attached Schedule 2.1 (i).

         At the Closing, the Stock and the Corporate Assets will be delivered free and clear of all Liens other than Permitted Liens. Except as otherwise expressly provided herein, the Corporate Assets will otherwise be transferred on an AS IS, WHERE IS basis and with all faults.

         2.2 TRANSFERRED ASSETS. Notwithstanding any provision of Section 2.1, the Owners shall retain all of its right, title and interest in, and the definition of Corporate Assets shall not include any of the equipment listed on
Schedule 2.2 (collectively, the "Transferred Assets").

         2.3 NON-ASSIGNMENT OF ASSETS. This Agreement shall not constitute an agreement to assign or transfer any assets of the Seller, if an attempted transfer or assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (or with respect thereto), would constitute a breach thereof or in any way negatively affect the rights of the Seller or the Buyer, as the assignee or transferee of such asset, as the case may be, thereunder. If the Closing occurs and such authorization, consent, approval, license or permit is required for the transfer or assignment of any asset of the Seller at or before the Closing, but not obtained, the Seller will cooperate with the Buyer without further consideration (other than as provided in clause (b) of this Section 2.3) in any arrangement reasonably acceptable to the Buyer and the Seller, designed to both
(a) provide the Buyer with the benefits of any such asset, and (b) cause the Buyer to bear all costs and obligations of or under any such asset. Any transfer or assignment to the Buyer of any asset that shall require the consent, approval, authorization of, or granting of any license or permit by any third party for such assignment or transfer as aforesaid shall be made subject to such consent, approval, authorization, license or permit being obtained.

         2.4 AMOUNTS HELD IN TRUST. Any amounts received by the Corporation after the Closing with respect to any Transferred Asset shall be held by the Corporation in trust for the Owners until promptly (not later than 15 days) paid to the Owners. Likewise, any amounts received by the Owners after the Closing payable to the Corporation (other than with respect to the Transferred Assets) shall be held by the Owners in trust for the Buyer or Corporation until promptly (not later than 15 days) paid to the Buyer or Corporation, as appropriate.

         2.5 TRANSFER TAXES. The Buyer shall be liable for all sales, use and other transfer Taxes imposed by law upon Buyer and all filing and recording fees arising from or relating to the consummation of the transactions contemplated by this Agreement, including all transfer Taxes imposed by law upon Buyer with respect to the Real Property.

         2.6 WORKING CAPITAL ADJUSTMENT. The Purchase Price (as defined in Section3.3) shall be increased or decreased, as applicable, with respect to the working capital of the Corporation as follows (hereinafter referred to as the "Working Capital Adjustment"):

                  (a) The Purchase Price shall be increased by an amount, if any, by which Working Capital (as defined below) of the Corporation at the end of the Business day prior to Closing exceeds $0.00 (the "Target Working Capital").

                  (b) The Purchase Price shall be decreased by an amount, if any, by which Working Capital of the Corporation at the end of the Business day prior to Closing is less than the Target Working Capital.

                  (c) No later than thirty (30) days after the Closing, Seller will cause its regular accountant to prepare a calculation of the Corporation's working capital (the "Closing Working Capital Statement") of the Corporation as of the Closing Date, using the same methodologies, assumptions and accounting practices as were used in the preparation of the December 31, 2006 balance sheet of the Corporation. If the Closing Working Capital Statement results in a Working Capital Adjustment, the party required to pay the adjustment shall pay the adjustment to the other party no later than five (5) business days after the date on which the Closing Working Capital Statement is delivered.

                  (d) For purposes hereof, the term "working capital" shall mean the Corporation's current assets less its current liabilities as of the close of business. Current assets and current liabilities used in calculating working capital shall be those assets and liabilities listed on Schedule 2.6(d).

         2.7 CORPORATE INDEBTEDNESS. At or prior to Closing, Sellers shall cause all of the Equipment financing obligations of the Corporation listed on
Schedule 2.7 to be repaid in full.

                                    ARTICLE 3
                     PURCHASE PRICE; CLOSING AND DELIVERIES

         3.1 CLOSING. The parties shall hold a closing (the "Closing") as soon as reasonably possible after satisfaction of the conditions to closing in
Article 7, but in no event later than September 30, 2007, or such later date to which the Seller and the Buyer shall agree (the "Closing Date").

         3.2 SELLER'S DELIVERIES. The sale, transfer, assignment and delivery by the Owners of all of the outstanding, issued Stock of the Corporation to the Buyer, as herein provided, shall be effected on the Closing Date by each Seller's execution and the delivery of: (i) the Related Agreements to which the Seller is a party, (ii) other instruments of transfer and conveyance reasonably satisfactory in form and substance to counsel for the Buyer and the Seller, which shall include, without limitation, all documents of title and instruments of conveyance necessary to transfer record and/or beneficial ownership to the Buyer, of the Corporate Stock, and any property constituting Corporate Assets owned by the Corporation which requires execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in the Buyer, (iii) a certificate executed by Seller as to the accuracy of the representations and warranties as of the date of this Agreement and as of the Closing Date, and as to Seller's compliance with and performance of the covenants and obligations to be performed or complied with at or before the Closing, (iv) a certificate of the Secretary of Seller certifying and attaching copies of all requisite resolutions of Seller's Board of Directors and Shareholders approving the execution and delivery of this Agreement and consummation of the contemplated transactions; and (v) evidence reasonably satisfactory to Buyer of the repayment of the corporate obligations set forth in
Schedule 2.7.

         3.3      SELLER'S DELIVERIES. At the Closing:

                  (a) In exchange for the Corporate Stock, the Buyer shall transfer to or at the direction of the Owners the following consideration, (the "Purchase Price"): Fifty-Five Million Dollars ($55,000,000.00), payable in cash in immediately available funds to the account or accounts specified by the Owners;

                  (b) The Seller shall execute and deliver to the Buyer the Related Agreements to which the Buyer is a party and such other agreements as are reasonably satisfactory in form and substance to counsel for the Seller; and

                  (c) Buyer shall deliver to Seller a certificate executed by Buyer as to the accuracy of the representations and warranties as of the date of this Agreement and as of the Closing Date, and as to Buyer's compliance with and performance of the covenants and obligations to be performed or complied with at or before the Closing, and a certificate of the Secretary of Buyer certifying and attaching copies of all requisite resolutions of Buyer's Board of Directors approving the execution and delivery of this Agreement and consummation of the contemplated transactions.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         In order to induce the Buyer to enter into this Agreement, each Seller jointly and severally makes the representations and warranties set forth below which are true, correct and complete on the date hereof (subject to the approval of each Seller's Board of Directors) and shall be true, correct and complete as of the Closing:

         4.1 ORGANIZATION. The Corporation is a corporation duly organized and validly existing under the Laws of the State of Alabama.

         4.2 AUTHORIZATION AND VALIDITY. The Corporation has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, subject to the receipt of the consents, waivers, authorizations and approvals set forth on Schedule 4.2. The execution and delivery of this Agreement and the performance of the obligations hereunder have been duly authorized by all necessary corporate action by the Corporation. This Agreement and the Related Agreements to which each Seller is a party have been, or will be, duly executed by each Seller party thereto and constitute its valid and binding obligation, enforceable against it in accordance with their terms.

         4.3 NO CONFLICT OR VIOLATION. Subject to the receipt of the consents, waivers, authorizations and approvals set forth on Schedule 4.2, the execution, delivery and performance by each Seller of this Agreement and the Related Agreements to which it is a party (a) do not and will not violate or conflict with any provision of the organizational or governing documents of the Corporation, (b) do not and will not violate any provision of any Law or any Order applicable to such Seller, and (c) do not and will not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which such Seller is a party or by which it is bound or to which any of such Seller's properties or assets are subject, except for any such violation, conflict, breach or default which would not reasonably be expected to have a Material Adverse Effect.

         4.4 CONSENTS AND APPROVALS. Schedule 4.2 sets forth a true and complete list of each material consent, waiver, authorization or approval of any Governmental Authority or of any other Person that is required in connection with the execution, delivery and performance of this Agreement, including but not limited to the consents of the lessors under the Leases and consents and approvals of other parties to any of the Contracts (the "Consents") other than such consents, waivers, authorizations or approvals which will not have a Material Adverse Effect.

         4.5 COMPLIANCE WITH LAW. Except as set forth on Schedule 4.5, no Seller has received written notice or, to Seller's Knowledge, any other communication (whether written or oral), of any violation of any Law, nor is any Seller in default with respect to any Order, applicable to the Corporate Assets, other than violations or defaults the consequences of which would not reasonably be expected to have a Material Adverse Effect.

         4.6 LITIGATION. Except as set forth on Schedule 4.6, there are no Claims, actions, suits, Proceedings or investigations related to the Corporate Assets or Business pending or threatened in writing, before any federal or state court brought by or against any Seller that could reasonably be expected to have a Material Adverse Effect, nor to Seller's Knowledge, has any such Claim, action, suit, or investigation been threatened verbally. No event has occurred or circumstance exists as a result of action or inaction by Seller, or, to Seller's Knowledge, by any other person, that may give rise to or serve as a basis for the commencement of any such Claim, action, suit, Proceeding or investigation. Seller has delivered or made available to Buyer copies of all pleadings, correspondence, and other documents relating to each matter listed in
Schedule 4.6.

         4.7 DISPUTES. Except as set forth in Schedule 4.7, to Seller's Knowledge there are no existing Claims by or disputes between Seller and any other Person owning, controlling or occupying lands or realty adjoining or near any of the Real Property or the Business operations regarding adverse possession, the location of boundary lines, encroachments, mineral rights, subsidence, water quality or quantity, flood damage, blasting damage, trespass, waste, transportation of coal or other materials, noise, dust, nuisances or any other similar matter.

         4.8 TITLE. The Seller will have, and at the Closing will transfer to Buyer, good and marketable title to the Corporate Stock, the Corporate Assets, and Records. At the Closing, the Corporation shall own all of the Corporate Assets free and clear of all Liens, other than Permitted Liens.

         4.9 PERSONAL PROPERTY USED IN THE BUSINESS. Schedule 4.9 sets forth a true and complete list of all the material machinery, equipment, vehicles and other tangible personal property owned or leased by Corporation and used in the Business. Except as shown on Schedule 4.9, Corporation has used no other such material personal property in the ordinary course of Business during the twelve (12) months preceding the date hereof except such personal property as has been junked, scrapped or sold and replaced by equivalent personal property.

         4.10     CONTRACTS AND LEASES.

                  (a) Other than as set forth on Schedule 4.10, no Seller nor, to any Seller's Knowledge, any other party to any of the Contracts or the Leases, has commenced any action against any of the parties to any of the Contracts or the Leases or given or received any written notice or, to Seller's Knowledge, any other form of notice, of any material default or violation under any Contract or Lease. Each of the Contracts and the Leases is, and will be at the Closing, valid, binding and in full force and effect against the Corporation and, to the Seller's knowledge the other parties thereto, and is enforceable according to its terms, except as otherwise set forth on Schedule 4.10. Seller is not in material default under any Lease or Contract and no event has occurred which, with the passage of time or expiration of any grace period would constitute a material default of Seller's obligations under such Lease or Contract, and to Seller's Knowledge, no other party to any such Lease or Contract is in default thereunder.

         4.11 RENEGOTIATIONS. Except as set forth on Schedule 4.11, there are no renegotiations of, or attempts to renegotiate, any Contracts or Leases and no Person has made written demand or, to Seller's Knowledge, other form of demand (whether written or oral) for such renegotiation.

         4.12 EQUIPMENT LEASES. Schedule 2.1(c)(ii) is a true and complete list of all Equipment Leases, indicating the names of the parties to such Leases, each item of property or equipment subject to such lease, and as to capital leases, the payoff amount under each such capital lease that, if paid to the lessor thereunder, would fully satisfy the remaining obligations under such capital lease.

         4.13 TAX RETURNS. The Corporation has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by the Corporation (whether or not shown on any Tax Return) have been paid. The Corporation is not currently the beneficiary of any extension of time within which to file any Income Tax Return. The Corporation has withheld and paid all Taxes required to be have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

         4.14 LABOR MATTERS. The Seller represents and warrants that (a) no Employee of the Corporation is currently represented by a labor union or other collective labor organization or association; (b) there are no collective bargaining agreements or memoranda of understanding by which the Corporation is bound or applicable to any Employees;
(c) to the Knowledge of the Seller, there is no union or independent organizational activity among any Employees underway; (d) there are no pending or threatened or actual actions against the Corporation by any employees; (e) all employees have has been paid as required; and (f) all bonuses and other earned amounts have been paid.

         4.15 FINANCIAL ADVISORS. Neither the Seller nor any Person on the Seller's behalf has agreed to pay any brokerage fee, finder's fee or commission which could become the obligation of the Buyer with respect to the transactions contemplated by this Agreement.

         4.16     REAL PROPERTY

                  (a) Seller (i) has heretofore made available to Buyer true and complete copies of the Leases (inclusive of subleases) covering the Real Property and (ii) has set forth on the list in Schedule 2.1(a) with respect to each Real Property, as applicable: the parties; the date of the agreement; recording information; recoupment balances as of May 31, 2007; and overriding royalties.

                  (b) To the Seller's Knowledge, the maps attached hereto as collective Schedule 4.16(b) accurately and completely depicts the Real Property in all material respects; provided, however, that such maps do not depict, and were not prepared in accordance with, an engineer's survey of the Real Property, but rather depicts an approximate representation of the Real Property.

                  (c)      The Seller has Mining Title to the Real Property.

                  (d) The Seller has obtained all easements and rights of way required to use and operate the Real Property in all material respects in the manner in which the Real Property is currently being used and operated and in the manner in which the Permits affecting the specific Real Property so provide.

                  (e) Except as set forth on Schedule 4.16(e), the Seller has not received written notice of, and has no Knowledge of, any Proceedings pending or, to the Knowledge of the Seller, threatened regarding the use or possession of the Real Property, including subsidence claims, condemnation, expropriation or similar Claims.

                  (f) Except as set forth on Schedule 4.16(f), the Corporation is not a party to any lease, assignment or similar arrangement under which the Corporation is a lessor, grantor, or assignor with respect to, or under which any portion of, the Real Property is made available for use by any third party.

                  (g) Except as set forth on Schedule 4.16(g) and except as provided in the Real Property Leases, to Seller's Knowledge: (i) there are no matters that materially adversely affect the rights of Seller to the Real Property, and (ii) each of the Lessors under the Real Property Leases has adequate rights to the Real Property to enter into the Real Property Leases and perform its obligations thereunder.

                  (h) to Seller's Knowledge, there are no existing disputes between the Corporation, on one hand, and any of the lessors or sublessor with respect to the Real Property or any other party having rights under or with respect to any of the Real Property, on the other hand that would have a material adverse effect on the Corporation's rights under the Real Property Leases.

                  (i) Except as shown on Schedule 4.16(i), Seller has done nothing to impair or encumber the Real Property Leases or any fixtures, improvements and transportation facilities located on the Real Property;

                  (j) Except as set forth in Schedule 4.16(j), Seller has received no written notice or, to Seller's Knowledge, other communication (whether written or oral) of claims that the Corporation has failed to mine any coal which it should have mined or mined any coal that it did not have the right to mine or mined any coal in such reckless and imprudent fashion as to give rise to any claims for loss, waste or trespass and, to Seller's Knowledge, no facts exist upon which such a claim could be based. Seller has made available to Buyer the most recent complete and correct version of all of the following items to the extent such items are (i) in the possession or under the control of Seller,
(ii) relate to or affect the Corporate Assets and Business, including the coal reserves, coal ownership, mining conditions, mines, and mining plans on the Real Property, and (iii) material or relevant to the conduct of the Business: geological data, reserve data, existing mine maps, surveys, core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analyses or reports, mine plans, mining permit applications and supporting data, engineering studies and all other books and records, information, maps, reports and data.

                  (k) Except as shown on Schedule 4.16(k), the Real Property includes all real property and interests in real property used by the Corporation in the operation of the Business during the twelve (12) months preceding the date hereof or in which Seller has an interest and which is useful in mining the Real Property.

         4.17     ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.17:

                  (a) The Corporation has complied and is now in compliance in all material respects, with all Environmental Laws applicable to the Corporate Assets.

                  (b) During the prior five (5) years, the Corporation has not received any written, or to Seller's Knowledge, other communication from any Governmental Authority or any other Person alleging that the Business and/or the Corporate Assets are not in full compliance with any Environmental Law, except for notices of violation received in the ordinary course of business.

                  (c) To the Knowledge of the Seller, no Release has occurred on or beneath the Real Property, except for inventories of Hazardous Materials to be used, and wastes generated therefrom, in the ordinary course of business of the Seller (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws) and except for any such Release which would not result in a Material Adverse Effect.

                  (d) All Permits required for operation of the Business and Corporate Assets in the manner currently operated are described in Schedule 2.1(d). Except as otherwise disclosed in Schedule 4.17(d), the Permits described in such Schedules are in full force and effect. There is no Proceeding pending or, to the Knowledge of Seller, threatened which might affect (i) the validity of any Permit, or (ii) the ability of the Corporation to obtain on or before the Closing Date any Permit which has not been obtained at the date of this Agreement.

                  (e) To Seller's Knowledge, all underground storage tanks, and the capacity and contents of such tanks, located on the Real Property are identified in Schedule 4.17(e); and except as described in such Schedule, there is no asbestos contained in or forming part of any Real Property.

                  (f) There is no Proceeding pending against Seller, or to Seller's Knowledge, any Purchased Asset, nor is any such Proceeding, known by Seller to be, threatened, in which any material violation of any Environmental Law by Seller, or concerning a Purchased Asset is alleged, nor to the Knowledge of Seller is there any basis for any such Proceeding.

         4.18 RESERVES. The Sellers have no Knowledge that the reports prepared by McGehee Engineering Corp. relating to the Corporation's coal reserves that have been delivered to the Buyer are inaccurate or incomplete in any material respect.

         4.19 PERMITTING. Schedule 2.1(d) sets forth a complete and correct list of all material Permits, whether for coal mining, reclamation, or other operational purposes, currently held by the Corporation in connection with the conduct of the Business related to the Corporate Assets. The Permits constitute all material permits, licenses, and governmental authorizations necessary to conduct the Business as currently conducted by the Corporation. Except as set forth on Schedule 4.19, the Corporation (a) has not been subject to any bond forfeiture, permit suspension or revocation or similar effort or Proceeding instituted by any Governmental Authority, (b) is in material compliance with all terms and conditions of its Permits, (c) is in material compliance with all Laws, including, without limitation, all Environmental Laws, or (d) is not permit blocked on the Applicant Violator System by any Governmental Authority.

         4.20 DISTANCE AND POST-MINING LAND USE WAIVERS. All landowner distance and post-mining land use waivers filed in connection with the Permits are identified on Schedule 4.20.

         4.21 ADVERSE EVENTS OR CIRCUMSTANCES. Except as otherwise disclosed in the Schedules hereto or in the Financial Statements, the Owners have no Knowledge of any event or circumstance that has occurred that is reasonably likely to result in a Material Adverse Effect on the Corporation. The representation contained in this Section 4.21 specifically excludes any events or circumstances generally known in the coal mining industry and any events or circumstances that would affect the financial markets or the coal mining industry as a whole, including, but not limited to, changes in laws, rules or regulations, general industry pricing conditions, and other changes not directly relating to the Corporation's business or operations.

         4.22 FINANCIAL STATEMENTS. The Corporation has delivered to Buyer unaudited financial statements for the Corporation for the years ended December 31, 2005 and 2006, as well as unaudited financial statements for the calendar quarter ending March 31, 2007 (the

"Financial Statements"). Except as set forth on Schedule 4.22, to the Seller's knowledge the Financial Statements are (i) complete and correct in all material respects and have been prepared from the books and records of the Corporation and (ii) present fairly the financial condition of the Corporation and its results of operations as at and for the period then ended. The Financial Statements have been prepared in a consistent manner in conformity with the Corporation's historical accounting practices.

         4.23 NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 4.23, other than Debts, liabilities or obligations arising in the ordinary course of business since March 31, 2007, the Corporation has no Debts, liabilities or obligations of any nature relative to the Business and Corporate Assets (whether absolute, accrued, contingent, or otherwise) that would be required to be reflected on the balance sheet of the Corporation prepared in accordance with GAAP. Seller has paid and satisfied all vendors and suppliers to the Business, except for payment not yet due and payable.

         4.24 DISCLOSURE. The representations or warranties made by Seller in this Agreement, as qualified by the Schedules, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         4.25     RELATIONSHIPS  WITH  RELATED  PERSONS.  Except as set forth on
Schedule 4.25, no Related Person of the Corporation has, or since January 1, 2004 has had, any material interest in the Corporate Assets or any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business.

         4.26 EMPLOYEE TERMINATIONS. The Corporation has not terminated more than 50 employees at the Business since April 1, 2007.

         4.27 INSURANCE. Schedule 4.27 sets forth the insurance policies held by the Corporation, including but not limited to liability and property insurance, and workers comp, including coverage for statutory black lung claims. All listed policies are in full force and effect.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         In order to induce the Seller to enter into this Agreement, the Buyer makes the representations and warranties set forth below, which are true, correct and complete on the date hereof and shall be true, correct and complete as of the Closing:

         5.1 ORGANIZATION. The Buyer is a corporation duly organized and validly existing under the Laws of the State of Tennessee, and is authorized to do business in every jurisdiction in which the failure to be so qualified could result in a Material Adverse Effect. The Buyer has all requisite corporate power and authority to own its properties and assets and to consummate the transactions contemplated hereby.

         5.2 AUTHORIZATION AND VALIDITY. The Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party. The execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the Buyer. This Agreement and the Related Agreements to which the Buyer is a party have been, or will be, duly executed by the Buyer and constitute its valid and binding obligation, enforceable against it in accordance with their terms.

         5.3 CONSENTS AND APPROVALS. Except as disclosed on Schedule 5.3, no consent, approval or action of, filing with or notice to, any Governmental Authority or any other Person, on the part of the Buyer is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

         5.4 NO CONFLICT OR VIOLATION. Except with respect to the consents and approvals identified in Section 7.2(c), the execution, delivery and performance by the Buyer of this Agreement and the Related Agreements to which it is a party (a) do not and will not violate or conflict with any provision of the organizational or governing documents of the Buyer, (b) do not and will not violate any provision of any Law or any Order applicable to the Buyer, and (c) do not and will not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of the Buyer's properties or assets are subject, except for any such violation, conflict, breach or default which would not reasonably be expected to have a Material Adverse Effect.

         5.5 FINANCIAL ADVISORS. Neither the Buyer nor any Person on the Buyer's behalf has agreed to pay any brokerage fee, finder's fee or commission which could become the obligation of the Seller with respect to the transactions contemplated by this Agreement.

         5.6 PERMITTING. Except as set forth on Schedule 5.6, Buyer (a) has not been subject to any bond forfeiture, permit suspension or revocation or similar effort or Proceeding instituted by any Governmental Authority, (b) is in material compliance with all terms and conditions of its permits, (c) is in material compliance with all Laws, including, without limitation, all Environmental Laws, or (d) is not permit blocked on the Applicant Violator System by any Governmental Authority.

                                    ARTICLE 6
                    SURVIVAL OF REPRESENTATION AND WARRANTIES

         6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article 4 of this Agreement shall survive the Closing for two years after the date hereof. The representations and warranties of Buyer set forth in Article 5 of this Agreement shall survive the Closing for two years after the date hereof. Any proceeding related to any such representations or warranties must be instituted within the such two year period, or shall be thereafter waived and barred.

                                    ARTICLE 7
                 CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

         7.1 CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

                  (a) REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF THE BUYER. All representations and warranties made by the Buyer taken as a whole, shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall continue to be made as of such specified date), and the covenants and agreements of the Buyer to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement, and the Seller shall have received a certificate, dated the Closing Date and signed by an officer of the Buyer to that effect; and

                  (b) RELEASE OF OBLIGATIONS. The Owners shall be released from any and all obligations under those certain letters of credit put in place to satisfy the bonding requirements of the Alabama Surface Mining Commission, as well as all bonds, letters of credit and guaranties set forth on Schedule 8.2(e) simultaneously with Closing.

         7.2 CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

                  (a) REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF THE SELLER. All representations and warranties made by the Seller shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall continue to be made as of such specified date), and the covenants and agreements of the Seller to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement, and the Buyer shall have received a certificate, dated the Closing Date and signed by an officer of each Seller, to that effect.

                  (b) BOARD APPROVAL. The Buyer's Board of Directors shall have approved this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby; PROVIDED, HOWEVER, that such approval shall be obtained on or prior to the later of (i) July 18, 2007, or
(ii) the day which is 14 days after receipt by the Buyer of the audited Financial Statements for 2005, 2006 and reviewed financial statements for the period ended May 31, 2007 required to be delivered pursuant to Section 8.1(h), and if the Buyer has not terminated this Agreement on or prior to such date, the condition contained in this Section 7.2(d) shall no longer have any effect and shall not be a condition to the Buyer's obligation to close, and if the Buyer has not terminated this Agreement on or prior to July 18, 2007, the condition contained in this Section 7.2(b) shall no longer have any effect and shall not be a condition to the Buyer's obligation to close. (c) DUE DILIGENCE. The Buyer shall be satisfied in its reasonable discretion with the results of its due diligence investigation of the Corporation and its assets and liabilities; PROVIDED, HOWEVER, that such due diligence investigation shall be completed on or prior to the later of (i) July 18, 2007, or (ii) the date that is 14 days after receipt by the Buyer of the audited Financial Statements for 2005, 2006 and reviewed financial statements for the period ended May 31, 2007 required to be delivered pursuant to Section 8.1(h), and if the Buyer has not terminated this Agreement on or prior to such date, the condition contained in this Section 7.2(d) shall no longer have any effect and shall not be a condition to the Buyer's obligation to close and if the Buyer has not terminated this Agreement on or prior to July 18, 2007, the condition contained in this Section 7.2(c) shall no longer have any effect and shall not be a condition to the Buyer's obligation to close. (d) FINANCING. The Buyer's lender for this transaction shall be satisfied with its due diligence review of the Business and Corporate Assets; PROVIDED, HOWEVER, that such due diligence review shall be completed on or prior to the later of
(i) August 18, 2007 or (ii) the day which is 21 days after receipt by the Buyer of the audited financial statements for 2004, 2005, 2006 and reviewed financial statements for the period ended May 31, 2007 required to be delivered pursuant to Section 8.1(h), and if the Buyer has not terminated this Agreement on or prior to such date, the condition contained in this Section 7.2(d) shall no longer have any effect and shall not be a condition to the Buyer's obligation to close.

                  (e) FINANCIALS. Buyer shall have received from Corporation's accountant the financial statements required by Section 8.1(h).
(f) CONSENTS. The Seller shall have obtained all consents and approvals set forth on Schedule 4.2

         7.3 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver on or before the Closing of the following conditions:

                  (a) INJUNCTIONS. There shall not be outstanding any Order prohibiting the consummation of the transactions contemplated by this Agreement and no action shall have been commenced which could reasonably be expected to prohibit the consummation of the transactions contemplated hereby.

                  (b) NO CHANGE IN LAW. There shall not have been any action taken or any statute enacted by any Governmental Authority which would render the parties unable to consummate the transactions contemplated hereby or make the transactions contemplated hereby illegal or prohibit the consummation of the transactions contemplated hereby.

                               ARTICLE 8 COVENANTS

         8.1       COVENANTS OF SELLER. The Seller covenants as follows:

                  (a) ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY. The Seller shall cooperate in a commercially reasonable manner with the Buyer's due diligence investigation of the Corporate Assets and the Corporate Liabilities, and shall afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, reasonable access during normal business hours throughout the period before the Closing (or the earlier termination of this Agreement pursuant to Article 10) to all books and records of the Seller relating to the Corporate Assets and the Corporate Liabilities. Upon reasonable prior notice, the Seller shall also afford the Buyer reasonable access, taking into account the Seller's resources and other commitments, during normal business hours, to all Corporate Assets throughout the period before the Closing. During the period from the date hereof to the Closing Date, all information provided to the Buyer or its agents or representatives by or on behalf of the Seller or its agents or representatives (whether pursuant to this Section or otherwise) will be governed and protected by the confidentiality agreement executed by the Buyer.

                  (b) FURTHER ASSURANCES. At the request and the sole expense of the Buyer, at any time after the Closing Date, the Owners shall execute and deliver such documents as the Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement. After the Closing Date, Owners agree to furnish to Buyer, as promptly as practical, such information and assistance relating to the Business and Corporate Assets as is reasonably requested by Buyer, including but not limited to, all books, records and other documents relating thereto, including tax and financial records, and will provide Buyer access to Owners employees and consultants to gain information.

                  (c) CONDUCT OF OPERATIONS. From the date hereof until the Closing, the Seller shall carry on the Business related to the Corporate Assets in the ordinary course and in material compliance with the provisions of applicable Law, except as otherwise permitted or contemplated by this Agreement or as otherwise consented to by the Buyer in writing, such consent not to be unreasonably withheld or delayed. From the date hereof until the Closing, Seller will maintain the Corporate Assets, including all buildings, equipment, machinery and tangible property in good repair and working order, ordinary wear and tear excepted, consistent with past practice. Seller will not enter into any new agreements, including but not limited to coal supply agreements, vendor agreements, employment agreements, etc., without the prior written approval of the Buyer, not to be unreasonably withheld.

                  (d) NO SOLICITATION. The Seller agrees that it shall immediately cease and cause to be terminated all existing and future discussions, negotiations and communications with any Persons for the term of this Agreement with respect to any proposal or offer to acquire in any manner a material portion of the Stock and the Corporate Assets other than the transactions contemplated by this Agreement (each an "Acquisition Proposal").

                  (e) NOTIFICATION AND DISCLOSURE. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of the representations and warranties of Seller or Buyer as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty of Seller or Buyer had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

                  (f) RECLAMATION. Seller will, to the extent required by Law, maintain and continue contemporaneous reclamation of the Real Property through the Closing Date in accordance with applicable law and consistent with past practices.

                  (g) CONSENTS. Seller shall use its commercially reasonable efforts to secure all Consents prior to Closing. In the event of a Closing prior to the date Seller obtains any such Consents, Seller will use its best efforts to obtain such Consents within sixty (60) days after Closing.

                  (h) FINANCIAL STATEMENTS OF BUSINESS. On or before June 30, 2007, Buyer shall have received from the Corporation audited financial statements for the Corporation for the period beginning January 1, 2005 through December 31, 2006, and Seller shall have delivered to Buyer reviewed financials statements for the period beginning January 1, 2007 and ending May 31, 2007. Further, at least seven (7) days prior to Closing the Seller shall deliver to the Buyer reviewed financial statements for each calendar quarter which has passed within 30 days prior to the Closing Date.

                  (i) SCHEDULES. Seller shall revise the Schedules on a weekly basis and on the day before the Closing, if necessary, to reflect changes or events since the date of this Agreements, and with respect to the weekly updates, shall immediately be delivered to the Buyer and with respect to the update on the day before the closing, shall be delivered to the Buyer at Closing.

                  (j) RESTRICTION. Seller shall not, without the prior written consent of the Buyer, sell any real property owned by it within the exterior boundary of the Real Property to any third party, or lease such property, until the Permits have been reclaimed and all bonds posted by Buyer have been released.

         8.2      COVENANTS OF BUYER. The Buyer covenants as follows:

                  (a) FURTHER ASSURANCES. At the request and the sole expense of the Seller, at any time after the Closing Date, the Buyer shall execute and deliver such documents as the Seller or its counsel may reasonably request to effectuate the purposes of this Agreement.

                  (b) ACCESS TO BOOKS AND RECORDS. After the Closing, the Buyer agrees to furnish or cause to be furnished to the Seller, as promptly as practicable, such information and assistance relating to the Stock, the Corporate Assets and the Corporate Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any inquiry from any

Governmental Authority relating to Tax matters. The Buyer agrees to retain possession, at its own expense, of all accounting, business, financial and Tax records and information (i) relating to the Corporate Assets or the Corporate Liabilities that are in existence on the Closing Date and transferred to the Buyer hereunder, or (ii) coming into existence after the Closing Date that relate to the Corporate Assets or the Corporate Liabilities before the Closing, for a period of at least six years from the Closing Date, and will give the Seller notice and an opportunity to retain any such records if the Buyer determines to destroy or dispose of any or all of them after such period. In addition, from and after the Closing, the Buyer agrees that it will provide access to the Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge to Owner or costs to the Buyer), to the books, records, documents and other information relating to the Corporation, the Corporate Assets or the Corporate Liabilities as the Seller may deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, claim, filing, Tax audit, Tax protest, suit, proceeding or answer. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Corporation, Corporate Assets or the Corporate Liabilities.

                  (c) WORKERS' COMPENSATION; OCCUPATIONAL DISEASE. The Buyer will continue the existing or obtain new workers' compensation insurance, including occupational disease coverage (including black lung), in accordance with all Laws applicable to the Buyer, covering all of the Employees hired by the Buyer. The Buyer will post any necessary bonds and meet all other requirements necessary to obtain such insurance coverage.

                  (d) REPLACEMENT OF CORPORATE GUARANTEES. Effective as of the Closing, the Buyer shall replace and cause the Owners and Related Persons to be discharged from, effective as of the Closing Date, all corporate guarantees and indemnities set forth in Schedule 8.2(d); provided, however, that with respect to the letters of credit posted by the Corporation to secure the Corporation's bonding obligations with the Alabama Surface Mining Commission, if the Buyer is replacing the letters of credit, and the Buyer has posted replacement bonds or letters of credit and has provided reasonable security therefor, Buyer shall have up to fourteen (14) days after Closing to obtain the release of Owners' guarantees of those letters of credit or such additional time as is reasonably required by the Alabama Surface Mining Commission through no fault of Buyer. With respect to any such personal guarantees and indemnities listed on Schedule 8.2(d) which are not, as of the Closing Date, replaced with corporate guaranties or indemnities obtained by the Buyer, the Buyer shall continue to use its commercially reasonable efforts to replace and cause the Owners and Related Persons to be discharged from their respective Liabilities under such guarantees and indemnities.

                  (e) REPLACEMENT OF BONDS AND LETTERS OF CREDIT. Effective as of the Closing, the Buyer shall cause all letters of credit, surety bonds, performance bonds and similar bonds posted by the Owners with respect to the Corporate Assets as set forth on Schedule 8.2(e), other than the bonds relating to the Permits, to be terminated and released.

                  (f) NOTIFICATION AND DISCLOSURE. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of the representations and warranties of Buyer or Seller as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty of Buyer or Seller had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

                  (g) NAME OF CORPORATION. As promptly as practical after the Closing, and in any event no later than 14 days after closing, the Buyer shall cause the name of the Corporation to be changed to a name not using "Mann Steel" or the name "Mann" as part of the name.

         8.3      COVENANTS OF THE PARTIES.

                  (a) CONSENTS. The parties shall promptly apply for and diligently prosecute all applications for, and shall use commercially reasonable efforts promptly to obtain, such consents, authorizations and approvals from such Governmental Authorities as shall be necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions necessary to effect the consummation of the transactions contemplated by this Agreement. Seller shall promptly and diligently commence to use commercially reasonable efforts to obtain the Consents from third parties and to continue to do so after the Closing. Notwithstanding anything to the contrary contained herein, the parties hereto agree that as a condition to obtaining the consent of any third party to any coal supply contract or any other Contract to permit the consummation of the transactions contemplated hereby, no party hereto shall have any obligation to
(i) pay any remuneration to third parties in exchange for such party's consent or approval; (ii) file any lawsuit or take other legal action as against such third party with respect to any thereof, or (iii) make any amendment thereof or waive any rights thereunder if as a result of such amendment or waiver such coal supply contract or any other Contract would contain terms and conditions that are less favorable in any material respect than the terms and conditions of such coal supply contract or other Contract as in existence on the Closing Date.

                  (b) PUBLICITY. Each of the Seller and the Buyer shall consult with the other regarding their initial press releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, neither the Seller or the Buyer, nor any of their respective affiliates, shall issue any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (such consent not to be unreasonably withheld), except for any SEC form 8-K filing, press release or other announcement that may be required by law or the rules of a national securities exchange or trading market applicable to Buyer as a publicly traded company, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance (including the 8-K filing).

                  (c) PERMIT MATTERS. Promptly after execution of this Agreement, the Buyer shall file, for pre-approval, drafts of (x) all documents and information necessary to obtain any necessary replacements of, or changes to, any Permits and (y) all notices of change of ownership and control, as may be required by law; provided, however, that if such filing cannot be made on a confidential basis, the filing shall be made immediately after the public disclosure of the transaction contemplated hereby. Immediately upon Closing (or as soon as possible under appropriate regulation), the Buyer shall file (i) all documents and information necessary to obtain, and thereafter shall diligently pursue the obtaining of any necessary replacements of, or changes to, any Permits and (ii) all notices of change of ownership and control, as may be required by law. The Seller shall cooperate with the Buyer in all commercially reasonable ways to file and prosecute such applications at the sole cost and expense of the Buyer. Except as otherwise provided in this Agreement, the Buyer shall bear any risk or expense associated with not having appropriate Permits in effect following the Closing, except that Seller covenants and agrees its shall not do anything to cause the Permits to be revoked or suspended prior to the time notices of change of ownership and control with respect to the Permits are accepted.

                  (d) SUCCESSOR OPERATOR. Simultaneous with the Closing, the Corporation shall file, at Buyer's sole cost and expense, all forms to cause the change of ownership and control to cause the Buyer to be named as Owner on the Permits listed on Schedule 8.3(d), and to allow the Corporation to continue coal mining operations under the Permits until the acceptance of the notice of change of ownership and control regarding the Permits.

                  (e) OBTAINING TRANSFER. Both before and after the Closing, the Owners and the Buyer shall cooperate with one another and provide commercially reasonable assistance as needed to the other to effect, where necessary, the assignment of the Contracts and the assignment or change of ownership and control for the Permits and take such other steps as reasonably necessary to allow Corporation to continue and conduct operations until the notice of change of ownership and control is accepted for the Permits.

                  (f) COOPERATION IN BUYER FINANCING. Prior to the Closing, Buyer shall use commercially reasonable efforts to complete the financing for the transactions contemplated hereby, and Seller shall provide reasonable assistance to Buyer in connection with the financing of the contemplated transactions. Notwithstanding the foregoing, Seller shall not be obligated to provide assistance with Buyer's financing in any manner or to any extent which would interfere with the business or operations of Seller or Seller's Related Persons.

                  (g) COOPERATION RELATED TO ROCK RESERVE. Buyer acknowledges that Owners have a relationship with the Lessor of the Davis Creek Property and said Lessor would like for Owners to mine a rock quarry, which lies beneath a coal seam that the Corporation leases. Buyer will cooperate with Owners' efforts to mine such rock quarry so long as it does not unreasonably interfere with the Corporation's ability (i) to mine the coal lying above the rock or (ii) to complete reclamation of the coal seam and obtain a release of Buyer's bonds relating to such reclamation obligation within the time period reasonably expected by Buyer if mining of such rock had not been conducted.

                                    ARTICLE 9
                                    EMPLOYEES

         9.1 EMPLOYEE RECORDS. Prior to the Closing, the Seller shall provide the Buyer with records and other relevant data within the Seller's control or access relating to the employment history of, and benefit matters relating to the employees of the Corporation, as the Buyer shall reasonably request, to the extent legally permitted. Schedule 9.1 hereto lists all employee benefits of the Company.

         9.2 PAYMENTS TO CERTAIN EMPLOYEES. Schedule 9.2 provides a list of certain employees, as well as amounts to be paid to such employees conditioned upon their continued employment with the Corporation after the Closing. The Buyer shall enter into an agreement with each such employee relating to such payments, pursuant to which 10% of such payment will be paid at Closing, an additional 10% on December 31, 2007, and the balance on December 31, 2008 if the employee remains employed by the Corporation at the time such payment is due. If the employee is terminated by the Corporation without good cause, the employee shall be entitled to the remaining balance upon such termination. The total of all of the payments shall be deducted from the Purchase Price. At Closing, the Buyer shall place in escrow an amount equal to the aggregate payments set forth on Schedule 9.2. As set forth above, the money in escrow shall be distributed to the named employees. If the conditions of payment are not fulfilled, any and all unpaid money shall be paid pro rata to the Owners. Neither the Corporation nor the Buyer has any rights to the payments contemplated under this Section 9.2.

                                   ARTICLE 10
                                 INDEMNIFICATION

         10.1 SURVIVAL. Except as otherwise set forth in this Section 10. 1, the representations and warranties made in this Agreement shall survive the Closing and remain in full force and effect for a period of one year after the Closing Date. If notice of any claim for indemnification under this Section 10 shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

         10.2     INDEMNIFICATION BY THE OWNERS.

                  (a) From and after the Closing Date and for one year thereafter, the Owners shall indemnify and hold harmless the Buyer, its Affiliates (including, after the Closing, the Corporation), their respective officers, directors, employees and agents from and against any and all claims, losses, liabilities, actions or causes of action, assessments, damages, fines, penalties, costs and expenses (including, without limitation, reasonable fees and out-of-pocket disbursements of counsel) (collectively, "LOSSES"), based upon, arising out of, or resulting from, any of the following:

                           (i)      any  breach  by  the  Seller  of  any of the
representations or warranties made by the Seller in this Agreement;

                           (ii)     any  failure by the Seller to perform any of
his or its covenants or agreements contained in this Agreement.

                  (b) Notwithstanding Section 10.2(a), the Buyer's rights to indemnification under this Section 10 shall be limited as follows:

                           (i)      the  amount of any  Losses  incurred  by the
Buyer shall be reduced by the net amount the Buyer or the Corporation recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other third party liable for such Losses, and the Buyer shall use reasonable best efforts to effect any such recovery. There shall be no duplicative payments or indemnities by any Seller;

                           (ii)     if the amount of any limitation  pursuant to
this Section 10.2(b) is determined after payment by any Seller to the Buyer of any amount otherwise required to be paid pursuant to this Section 10, the Buyer shall repay to such Seller, promptly after such determination, any amount that such Seller would not have had to pay pursuant to this Section 10 had such determination been made at the time of such payment;

                           (iii)    in no event  shall any  Seller be liable for
consequential or punitive damages. After the Closing, the Buyer shall take, and shall cause the Corporation to take, all reasonable steps to mitigate any Losses, upon becoming aware of any event which could reasonably be expected to give rise thereto.

                           (iv)     in no event  shall  the  Seller's  liability
hereunder exceed $12,000,000 in the aggregate.

         10.3     INDEMNIFICATION BY THE BUYER.

                  (a) From and after the Closing Date the Buyer and the Corporation shall indemnify and hold harmless the Seller, from and against any and all Losses based upon or resulting from any of the following:

                           (i)      any  breach  by  the  Buyer  of  any  of the
representations or warranties made by the Buyer in this Agreement; or

                           (ii)     any  failure by the Buyer to perform  any of
its covenants or agreements contained in this Agreement; or

                           (iii)    any  Losses  suffered  or  incurred  by  any
Seller as a result of Buyer's or the Corporation's post-closing operation except for Losses (i) that are attributable to the operations of the Corporation prior to the Closing, or (ii) that result from or are caused by, any breach of any covenant or agreement, or any misrepresentation made herein, by any such Seller.

                  (b) Notwithstanding Section 10.3(a), the Seller's rights to indemnification under this Section 10 shall be limited as follows:

                           (i)      the  amount of any  Losses  incurred  by the
Seller shall be reduced by the net amount the Seller recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other third party liable for such Losses, and the Seller shall use reasonable best efforts to effect any such recovery;

                           (ii)     if the amount of any limitation  pursuant to
this Section 10.3(b) is determined after payment by the Buyer to the Seller of any amount otherwise required to be paid pursuant to this Section 10, the Seller shall repay to the Buyer, promptly after such determination, any amount that the Buyer would not have had to pay pursuant to this Section 10 had such determination been made at the time of such payment;

                           (iii)    in no event  shall the  Buyer be liable  for
consequential or punitive damages. After the Closing, the Seller shall take all reasonable steps to mitigate any Losses, upon becoming aware of any event which could reasonably be expected to give rise thereto.

         10.4     CLAIMS.  When a party  seeking  indemnification  under Section
10.2 or 10.3 (the "Indemnified Party") receives notice of any claims made by third parties (individually, a "Third Party Claim" and collectively, "Third Party Claims") or has any other claim for indemnification other than a Third Party Claim, which is to be the basis for a claim for indemnification hereunder, the Indemnified Party shall give prompt written notice thereof to the other party (the "Indemnifying Party") reasonably indicating (to the extent known) the nature of such claims and the basis thereof; provided, however, that failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder. Upon notice from the Indemnified Party, the Indemnifying Party may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, and the Indemnifying Party shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof, provided, however, that in such case, the Indemnifying Party shall have no obligation to pay any further costs or expenses of legal counsel of the Indemnified Party thereafter incurred in connection with such defense other than reasonable costs of investigation. No compromise or settlement in respect of any Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld), unless the sole relief is monetary damages that are paid in full by the Indemnifying Party. The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any such Third Party Claim within 30 days after the date of receipt of the Indemnified Party's notice in respect of such Third Party Claim. If the Indemnifying Party does not, within 30 days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its assumption of the defense of the Third Party Claim, the Indemnifying Party shall be deemed to have waived its rights to control the defense thereof. If the Indemnified Party assumes the defense of any Third Party Claim because of the failure of the Indemnifying Party to do so in accordance with this Section 10.4, it may do so in such reasonable manner as it may deem appropriate, and the Indemnifying Party shall pay all reasonable costs and expenses of such defense. The Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), unless the sole relief granted was equitable relief for which it would have no liability or to which it would not be subject.

         10.5 BASKET. No party shall have any obligation to indemnify any other party for Losses under any indemnity claim until such time, if ever, as the aggregate amount of all such Losses incurred by the Buyer in the case of indemnification under Section 10.2 or by the Seller in the case of indemnification under Section 10.3 shall exceed $250,000, and then only to the extent of such excess; provided, however, that this limitation shall not apply to Buyer's obligation to pay the Purchase Price.

                                   ARTICLE 11
                                   TERMINATION

         11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a)      By mutual consent of the Buyer and the Seller;

                  (b) By either the Seller or the Buyer after September 30, 2007, or such later date to which the Closing has been extended pursuant to the terms hereof, if the Closing has not occurred by such date; provided, however, that as of such date the party terminating this Agreement is not in material default or breach under this Agreement; or

                  (c) Provided the terminating party is not otherwise in material default or breach of this Agreement, and has not failed or refused to close without justification hereunder, by either the Buyer or the Seller, without prejudice to other rights and remedies which the terminating party may have, if the other party shall (i) have materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) have materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of ten (10) days following written notice from the non-defaulting party to cure any breach of this Agreement, if such breach is curable.

         11.2 EFFECT OF TERMINATION; REMEDIES. In the event of termination pursuant to Section 10. 1, this Agreement shall become null and void and have no effect (other than Section 8.3(b) and Articles 10 and 11, and 12 which shall survive termination), with no Liability on the part of the Seller or the Buyer, or their respective Affiliates or Related Persons, with respect to this Agreement, except for (i) the Liability of a party for its own expenses pursuant to Section 11.1; and (ii) any Liability arising out of the material breach by a party of any covenant or agreement contained in this Agreement; provided, however, that notwithstanding any other provision of this Agreement, the Seller and its Affiliates and Related Persons shall have no further liability whatsoever to the Buyer or any of its Affiliates or Related Persons, and the Buyer and its Affiliates and Related Persons shall have no further remedies whatsoever against the Seller or any of its Affiliates or Related Persons upon payment of the Expense Reimbursement or an amount equal thereto.

         11.3 EXPENSE REIMBURSEMENT. If either party hereto shall have terminated this Agreement pursuant to Section 11.1(c) hereto, and prior to such termination the terminating party shall have satisfied the conditions precedent to the other party's obligation to consummate the transactions contemplated by this Agreement set forth in Section 7, then the non-terminating party shall reimburse the terminating party for the actual amount of its reasonable, documented, out-of-pocket expenses, including reasonable internal costs for its personnel, incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby (the "Expense Reimbursement") in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate. The Expense Reimbursement shall, within ten (10) business days following the occurrence of the event giving rise to the obligation to pay the Expense Reimbursement, be paid by wire transfer of immediately available funds to such account as the terminating party may designate in writing to the non-terminating party. The obligation to make such payment shall not relieve the non-terminating party from any other obligations or liabilities to the other party hereunder.

         11.4 EARNEST MONEY DEPOSIT. Within one (1) day after execution and delivery of this Agreement, Buyer shall deposit in escrow the sum of $250,000 pending consummation of the transactions contemplated by this Agreement pursuant to the terms of an Escrow Agreement (the "Deposit Escrow Agreement"), substantially in the form and of the content attached hereto as Exhibit C among Buyer, Seller and a bank selected by Seller and reasonably acceptable to Buyer, as escrow agent (the "Escrow Agent"). In the event Seller terminates this Agreement pursuant to section 11.1(c) hereof, the escrowed funds shall be paid to the Seller upon the terms and conditions of the Escrow Agreement as liquidated damages. If the Buyer terminates this Agreement because of a failure of a condition precedent to the Buyer's obligations to close the transactions contemplated hereby, the earnest money shall be returned to Buyer. Buyer and Seller hereby acknowledge that the amount of damages which would be incurred by the Seller as a result of the Buyer's default under this Agreement are difficult to ascertain and that the amount of liquidated damages provided for in this
Section 11.4 is reasonable and does not include any amount as a penalty. Subject to and at the Closing, the escrowed funds shall be released to Seller and Buyer shall receive a credit toward the Purchase Price in the amount of the escrowed funds so released.

                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1 EXPENSES. Except as provided in Sections 11.3 and 11.4 above, whether or not the transactions contemplated hereby are consummated, the Seller and the Buyer shall bear their own expenses, including, without limitation, fees, disbursements and other costs of any brokers, finders, investment bankers, attorneys, accountants and other advisors, in connection with this Agreement and the transactions contemplated hereby.

         12.2 NOTICES. All notices under this Agreement shall be given to the parties at the following addresses (i) by personal delivery; (ii) by facsimile transmission; (iii) by registered or certified mail, postage prepaid, return receipt requested; or (iv) by nationally recognized overnight or other express courier services:

                  (a)      If to the Buyer:

                           National Coal Corporation
                           8915 George Williams Road
                           Knoxville, Tennessee 37923
                           Attention: Daniel A. Roling, President
                           Telephone: 865-690-6900
                           Facsimile: 865-691-9982

                           With a copy to:

                           National Coal Corporation
                           8915 George Williams Road
                           Knoxville, Tennessee 37923
                           Attention: Charles W. Kite, General Counsel
                           Telephone: 865-690-6900
                           Facsimile: 865-691-9982

                           If to the Seller:

                           William T. Mann
                           9 Office Park Circle, Suite 216,
                           Birmingham, Alabama 35223
                           Telephone: (205) 870-9090
                           Facsimile: (205) 870-9092

                           And

                           Frank C. Mann, II
                           9 Office Park Circle, Suite 216,
                           Birmingham, Alabama 35223
                           Telephone: (205) 870-9090
                           Facsimile: (205) 870-9092

                           With a copy to:

                           Gene Price
                           420 North 20th Street
                           Suite 3400
                           Birmingham, Alabama 35203
                           Telephone: 205-251-3000
                           Facsimile: 205-244-5698

         All notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours of the recipient, and if not delivered during such normal business hours, on the next Business Day following delivery; (ii) if by facsimile transmission, on the next Business Day following dispatch of such facsimile; (iii) if by courier service, on the third (3rd) Business Day after dispatch thereof, and
(iv) if by mail, on the fifth (5th) Business Day after dispatch thereof. Any party hereto may change its address by notice to all parties hereto delivered in accordance with this Section 12.2.

         12.3 AMENDMENTS. No supplement, modification or waiver of this Agreement shall be binding unless in writing and executed by each party hereto.

         12.4 WAIVER. At any time prior to the Closing, the Buyer or the Seller may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the obligations of the other party or any of the conditions to its own obligations contained herein to the extent permitted by law. Any agreement on the part of the Buyer, on the one hand, and the Seller, on the other hand, to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Buyer and the Seller. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other similar or dissimilar provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         12.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, Buyer shall have the right to assign its rights under this Agreement to any Affiliate of Buyer; provided, further, that in the event of such assignment by Buyer, Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

         12.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

         12.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including via facsimile or e-mail signatures), each of which shall be deemed to constitute an original, but all of which shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto.

         12.9 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In such case, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions contemplated hereby.

         12.10 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto and the Related Agreements constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings oral or written, among the parties hereto with respect to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

         12.11 GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of Alabama without regard to or application of its conflict of laws rules.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representatives of the Buyer and the Seller on the date first above written.


BUYER:                                NATIONAL COAL CORPORATION

                                      By:   /s/ Daniel Roling
                                          ---------------------------
                                      Name:  Daniel Roling
                                      Title: Chief Executive Officer

SELLER                                MANN STEEL PRODUCTS, INC.

                                      By:   /s/ William T. Mann
                                          ---------------------------
                                      Name:  William T. Mann
                                      Title: Vice President & Owner

                                      /s/ Frank C. Mann
                                      -------------------------------
                                      Frank C. Mann

                                      /s/ William T. Mann
                                      -------------------------------
                                      William T. Mann